Exhibit 16.1

April 18, 2024

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on April 16, 2024, to be filed by our former client, Zeo Energy Corp (f/k/a as ESGEN Acquisition Corporation).  We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/ BDO USA, P.C.